Strategic Partners Mutual Funds, Inc.
For the period ended 4/30/07
File number 811-08085


SUB-ITEM 77D
Policies With Respect to Security Investment



Strategic Partners Mutual Funds, Inc.

Strategic Partners Mid-Cap Value Fund

Supplement dated January 25, 2007
to
Statement of Additional Information (SAI) dated February 27, 2006

At a recent meeting of the shareholders of Strategic Partners Mid-Cap Value Fund (the "Fund"), shareholders approved the appointment of Quantitative Management Associates LLC ("QMA") as the Fund's new subadviser. Effective on or about January 26, 2007, QMA will assume responsibility for managing the Fund's assets and the Fund's current subadviser (Neuberger Berman Management, Inc.) will be terminated.

    Effective on or about January 26, 2007, the Fund's name will change to Dryden Mid Cap Value Fund.

    This supplement sets forth changes to the Fund's SAI that will be effective with the appointment of QMA:

The discussion of the Fund's investment program, appearing on pages B-14 through B-21 of the SAI, is supplemented by adding the following new disclosure:

When-Issued and Delayed-Delivery Securities . Ordinarily, the Fund buys and sells securities on an ordinary settlement basis. That means that the buy or sell order is sent, and the Fund actually takes delivery or gives up physical possession of the security on the "settlement date," which is three business days later. However, the Fund also may purchase and sell securities on a when-issued or delayed-delivery basis.

When-issued or delayed-delivery transactions occur when securities are purchased or sold by the Fund and payment and delivery take place at an agreed-upon time in the future. The Fund may engage in this practice in an effort to secure an advantageous price and yield. However, the yield on a comparable security available when delivery actually takes place may vary from the yield on the security at the time the when-issued or delayed-delivery transaction was entered into.

Additional information on when-issued and delayed-delivery transactions and their risks is included in this SAI and the Company's Prospectus under "Certain Risk Factors and Investment Methods."

Short Sales . The Fund may, from time to time, make short sales of securities it owns or has the right to acquire through conversion or exchange of other securities it owns (short sales "against the box"). In a short sale, the Fund does not immediately deliver the securities sold or receive the proceeds from the sale. The Fund may make a short sale against the box in order to hedge against market risks when it believes that the price of a security may decline, affecting the Fund directly if it owns that security or causing a decline in the value of a security owned by the Fund that is convertible into the security sold short.

To secure its obligations to deliver the securities sold short, the Fund will segregate assets with its custodian in an amount at least equal to the value of the securities sold short or the securities convertible into, or exchangeable for, the securities. The Fund may close out a short position by purchasing and delivering an equal amount of securities sold short, rather than by delivering securities already held by the Fund, because the Fund may want to continue to receive interest and dividend payments on securities in its portfolio that are convertible into the securities sold short.


The discussion of the investment policies of the Fund which may be changed without shareholder approval, appearing on page B-20 of the SAI, is hereby revised by deleting investment limitation number 2, pertaining to the ability of the Fund to purchase securities while borrowings are outstanding.

The discussion of the subadvisers, appearing on pages B-122 through B-147 of the SAI is hereby revised by deleting all references to Neuberger Berman Management, Inc., other than those necessary for historical purposes, and substituting references to QMA as applicable. The discussion is further revised by including the following new information pertaining to QMA:

Quantitative Management Associates LLC, for the Dryden Mid-Cap Value Fund, will be paid a fee at an annual rate of 0.45% on average daily net assets up to and including $500 million; 0.40% on average daily net assets over $500 million up to and including $1 billion; and 0.36% on average daily net assets over $1 billion.

The discussion of portfolio manager "other account" information appearing on pages B-126 and B-127 of the SAI is hereby revised by deleting all information pertaining to the Fund's existing portfolio managers and inserting the following information with respect to QMA's portfolio managers into the table entitled "Other Accounts Managed by Portfolio Managers." Information appearing in the table is furnished as of September 30, 2006.


FUND
Dryden Mid Cap Value
PORTFOLIO MANAGER
John P. Lieb, CFA
REGISTERED INVESTMENT COMPANIES
1 / $113,876,621
OTHER POOLED INVESTMENT VEHICLES*
3 / $798,868,809
OTHER ACCOUNTS
2 / $1,550,398,925



FUND
Dryden Mid Cap Value
PORTFOLIO MANAGER
Margaret S. Stumpp, PhD
REGISTERED INVESTMENT COMPANIES
21 / $14,077,627,072
OTHER POOLED INVESTMENT VEHICLES*
25 / $6,191,051,498
OTHER ACCOUNTS
98* / $19,701,003,485



FUND
Dryden Mid Cap Value
PORTFOLIO MANAGER
Deborah D. Woods
REGISTERED INVESTMENT COMPANIES
1 / $113,876,621
OTHER POOLED INVESTMENT VEHICLES*
3 / $798,868,809
OTHER ACCOUNTS
2 / $1,550,398,925



"Other Pooled Investment Vehicles" includes commingled insurance company separate accounts, commingled trust funds and other commingled investment vehicles. "Other Accounts" includes single client accounts, managed accounts (which are counted as one account per managed account platform), and accounts of affiliates.

Note: Accounts are managed on a team basis. If a portfolio manager is a member of a team, any account managed by that team is included in the number of accounts and total assets for such portfolio manager (even if such portfolio manager is not primarily involved in the day-to-day management of the account).

* Eight of these accounts with aggregate assets of $3,091,102,570 are subject to performance-based fees.

The discussion of portfolio manager ownership of Fund securities appearing on page B-147 of the SAI is hereby revised by inserting the following information with respect to QMA's portfolio managers into the table entitled "Portfolio Manager Securities Ownership:"

FUND                  PORTFOLIO MANAGER          OWNERSHIP OF COMPANY
                                                 SECURITIES
Dryden Mid Cap Value  John P. Lieb, CFA          $10,000 - $20,000
                      Margaret S. Stumpp, PhD    None
                      Deborah D. Woods           None


The discussion of portfolio manager compensation and conflicts of interest policies appearing on pages B-127 through B-146 of the SAI is hereby revised by including the following information pertaining to QMA's compensation and conflicts of interest policies:
Compensation
Investment professionals are compensated through a combination of base salary, a performance-based annual cash incentive bonus and a long-term incentive grant.
The salary component is based on market data relative to similar positions within the industry as well as the past performance, experience and responsibility of the individual.
The size of the annual cash bonus pool is determined quantitatively based on two primary factors: 1) investment performance (pre-tax) of portfolios on a 1-year and 3-year basis relative to appropriate market peer groups or benchmarks, and 2) business results as measured by QMA's pre-tax net income, based on planned and reasonably anticipated expenses. QMA regularly benchmarks its compensation program against leading asset management firms to monitor competitiveness.
An investment professional's long-term incentive grant is currently divided into two components: (i) 80% of the value of the grant is subject to increase or decrease based on the annual performance of certain QMA advised accounts, and (ii) 20% of the value of the grant consists of stock options and restricted stock of Prudential Financial, Inc. (QMA's ultimate parent company). The size of the long-term incentive pool is determined by Prudential Financial based on a percentage of the aggregate compensation of QMA's eligible employees. The long-term incentive grants are subject to vesting requirements.
Each investment professional's incentive compensation payment including the annual cash bonus and long-term incentive grant is primarily determined by how significantly he/she contributes to delivering investment performance to clients consistent with portfolio objectives, guidelines, and risk parameters, as well as the individual's qualitative contributions to the organization.

Conflicts of Interest
QMA is an indirect, wholly-owned subsidiary of Prudential Financial, Inc. and as such is part of a full-scale global financial services organization, affiliated with insurance companies, investment advisers and broker-dealers. QMA portfolio managers are often responsible for managing multiple accounts, including accounts of affiliates, institutional accounts, mutual funds, insurance company separate accounts, and various pooled investment vehicles. These affiliations and portfolio management responsibilities may cause potential and actual conflicts of interest. QMA aims to conduct itself in a manner it considers to be the most fair and consistent with its fiduciary obligations to all of its clients including the Fund.
Management of multiple accounts and funds side-by-side may raise potential conflicts of interest relating to the allocation of investment opportunities, the aggregation and allocation of trades and cross trading. QMA has developed policies and procedures designed to address these potential conflicts of interest.
The Fund may be prohibited from engaging in transactions with its affiliates even when such transactions may be beneficial for the Fund. Certain affiliated transactions are permitted in accordance with procedures adopted by the Fund and reviewed by the independent directors of the Fund.
There may be restrictions imposed by law, regulation or contract regarding how much, if any, of a particular security QMA may purchase or sell on behalf of the Fund, and as to the timing of such purchase or sale. Such restrictions may come into play as a result of QMA's relationship with Prudential
Financial and its other affiliates. Also, QMA may come into possession of material, non-public information with respect to a particular issuer and as a result be unable to execute purchase or sale transactions in securities of such issuer for the Fund. QMA generally is able to avoid a variety of potential conflicts due to the possession of material, non-public information by maintaining "Information Barriers" to prevent the transfer of information between affiliates.
Certain affiliates of QMA develop and may publish credit research that is independent from the research developed within QMA. QMA may hold different opinions on the investment merits of a given security, issuer or industry such that QMA may be purchasing or holding a security for the Fund and an affiliated entity may be selling or recommending a sale of the same security or other securities of the issuer. Conversely, QMA may be selling a security for the Fund and an affiliated entity may be purchasing or recommending a buy of the same security or other securities of the same issuer. In addition, QMA's affiliated brokers or investment advisers may be executing transactions in the market in the same securities as the Fund at the same time.
With respect to the management of the Fund, QMA may cause securities transactions to be executed concurrently with authorizations to purchase or sell the same securities for other accounts managed by QMA, including proprietary accounts or accounts of affiliates. In these instances, the executions of purchases or sales, where possible, are allocated equitably among the various accounts (including the Fund).
QMA may buy or sell, or may direct or recommend that another person buy or sell, securities of the same kind or class that are purchased or sold for the Fund, at a price which may be different from the price of the securities purchased or sold for the Fund. In addition, QMA may, at any time, execute trades of securities of the same kind or class in one direction for an account and trade in the opposite direction or not trade for any other account, including the Fund, due to differences in investment strategy or client direction.
The fees charged to advisory clients by QMA may differ depending upon a number of factors including, but not limited to, the particular strategy, the size of a portfolio being managed, the relationship with the client, the origination and service requirements and the asset class involved. Fees may also differ based on account type (e.g., commingled accounts, trust accounts, insurance company separate accounts, and corporate, bank or trust-owned life insurance products). Fees are negotiable so one client with similar investment objectives or goals may be paying a higher fee than another client. Fees paid by certain clients may also be higher due to performance based fees which increase based on the performance of a portfolio above an established benchmark. Also, large clients generate more revenue for QMA than do smaller accounts. A portfolio manager may be faced with a conflict of interest when allocating scarce investment opportunities given the benefit to QMA of favoring accounts that pay a higher fee or generate more income for QMA. To address this conflict of interest, QMA has adopted allocation policies as well as supervisory procedures that are intended to fairly allocate investment opportunities among competing client accounts.
Conflicts of interest may also arise regarding proxy voting. A committee of senior business representatives together with relevant regulatory personnel oversees the proxy voting process and monitors potential conflicts of interest relating to proxy voting.
Conflicts of interest may also arise in connection with securities holdings. Prudential Financial, the general account of The Prudential Insurance Company of America, QMA's proprietary accounts and accounts of other affiliates (collectively, the "Affiliated Accounts") may at times have various levels of financial or other interests, including but not limited to portfolio holdings, in companies whose securities may be held or purchased or sold in QMA's client accounts. These financial interests may at any time be in potential or actual conflict or may be inconsistent with positions held or actions taken by QMA on behalf of its client accounts. These interests can include loan servicing, debt or equity financing, services related to advising on merger and acquisition issues, strategic corporate relationships or investments and the offering of investment advice in various forms. Thus
QMA may invest client assets in the securities of companies with which QMA or an affiliate of QMA has a financial relationship, including investment in the securities of companies that are advisory clients of QMA.
It is anticipated that there will be situations in which the interests of a client account in a portfolio company may conflict with the interests of one or more Affiliated Accounts or other client accounts managed by QMA or its affiliates. This may occur because Affiliated Accounts hold public and private debt and equity securities of a large number of issuers and may invest in some of the same companies as the client account but at different levels in the capital structure. While these conflicts cannot be eliminated, QMA has implemented policies and procedures designed to ensure that, notwithstanding these conflicts, investments of its clients are managed in their best interests.
Portfolio managers may advise Affiliated Accounts. In addition, the value of a portion of the long-term incentive grant of certain investment professionals will increase or decrease based on the annual performance of certain advised accounts of QMA (the "LT Accounts") over a defined time period. As a result of (i) the management of the Affiliated Accounts, and
(ii) long-term compensation reflecting the performance of the LT Accounts, QMA's portfolio managers from time to time have certain direct and indirect financial interests in the accounts they advise. To address potential conflicts related to these financial interests, QMA has procedures, including supervisory review procedures, designed to ensure that each of QMA's client accounts, and each Affiliated Account or LT Account, is managed in a manner that is consistent with its investment objectives, investment strategies and restrictions, as well as with QMA's fiduciary obligations.
QMA also engages in short sales for certain of its advisory clients (i.e., the sale of a borrowed security). For these clients, QMA may take a short position in securities that are held long in other client portfolios. QMA has adopted documentation and monitoring requirements to address the conflicts of interest that arise due to the management of long-short portfolios alongside long-only portfolios.
QMA follows Prudential Financial's policies on business ethics, personal securities trading by investment personnel, and information barriers and has adopted a code of ethics, allocation policies, supervisory procedures and conflicts of interest policies, among other policies and procedures, which are designed to ensure that clients are not harmed by these potential or actual conflicts of interests; however, there is no guarantee that such policies and procedures will detect and ensure avoidance, disclosure or mitigation of each and every situation in which a conflict may arise
The discussion of subadviser proxy voting policies, appearing in Appendix B to the SAI, is hereby revised by deleting all proxy voting information relating to Neuberger Berman Management, Inc. and substituting the following information pertaining to QMA's proxy voting policies:
Description of QMA Proxy Voting Policies
It is Quantitative Management Associates LLC ("QMA")'s policy to vote proxies on client securities in the best interest of our clients and consistently with portfolio investment guidelines. In the case of pooled accounts, it is our policy to vote proxies on securities in such account in the best interest of the pooled account. In the event of any actual or apparent material conflict between our clients' interest and our own, our policy is to act solely in our clients' interest. To this end, a proxy voting committee has established procedures to address proxy voting situations that could involve potential material conflicts.
Summary of QMA Proxy Voting Policy:
The overarching goal of QMA is to vote proxies in the best interests of its clients by placing clients' interests ahead of any potential interest of QMA.
A committee comprised of senior business representatives together with relevant regulatory personnel oversees the proxy voting process and monitors potential conflicts of interests. The committee is responsible for interpretation of the proxy voting policy and periodically assesses the policy's effectiveness.
Clients may obtain the proxy voting policies and procedures of QMA and information concerning the voting of proxies with respect to the client's securities, simply by contacting the client service representative of QMA. Generally, when a proxy is received, QMA will vote in accordance with a predetermined set of guidelines set forth in a policy established by QMA's proxy voting committee. For other issues, where a policy is not in place or when circumstances suggest a vote not in accordance with the detailed policy, the proxies are voted on a case-by-case basis considering the financial impact of the proposal.